EXHIBIT 99.6
Booking Holdings Announces New Executive Vice President and Chief Financial Officer

NORWALK, Conn., 13 December, 2023 – Booking Holdings Inc. (NASDAQ: BKNG) announced today that Ewout Steenbergen will join the company as Executive Vice President and Chief Financial Officer effective March 15, 2024. Mr. Steenbergen joins Booking Holdings from S&P Global, where he most recently served as Executive Vice President and Chief Financial Officer. Mr. Steenbergen will lead Booking Holdings’ worldwide finance organization, which includes Finance, Tax, Treasury, Accounting, Internal Audit, Corporate Development, Real Estate and Investor Relations. He will report directly to Glenn Fogel, Chief Executive Officer, and succeeds David Goulden, who announced his retirement as Chief Financial Officer earlier this year after six years with the company.

“Ewout’s deep experience in technology and finance will be an asset to our company as we look to achieve our vision for the future of travel,” said Mr. Fogel. “With his extensive global leadership experience and track record of delivering value to stakeholders, I look forward to working with Ewout to further fuel long-term growth at Booking Holdings and our brands. I would also like to extend my profound gratitude to David Goulden for his impeccable leadership during his six years as CFO at the company. He has been instrumental in driving numerous strategic and transformative initiatives and contributing immeasurably to our company’s achievements in that time. I am pleased that we’ll continue to benefit from his ongoing active involvement with Booking Holdings.”

As CFO at S&P Global, Mr. Steenbergen was responsible for all aspects of the Finance department, focused on growth and sustainable shareholder value, as well as for the S&P Global Engineering Solutions Division (until its divestiture earlier this year) and Kensho Technologies. Prior to joining S&P, he was Executive Vice President and CFO of Voya Financial, Inc. and served in other leadership roles at ING Group around the globe.

“Booking Holdings sits at the epicenter of digital travel innovation, and I am pleased to be joining the company at such an exciting time for the industry and its stakeholders,” said Mr. Steenbergen. “I look forward to working alongside the company’s strong leadership team to continue the company’s growth, capitalize on the long-term opportunities in front of us, and achieve our strategic objectives.”

Mr. Steenbergen holds a master's degree in Actuarial Science from the University of Amsterdam and a master's degree in Business Administration from the University of Rochester and from Nyenrode University. He also serves as Chair of the Board of Directors of UNICEF USA.

Source: Booking Holdings
#BKNG_Corporate

About Booking Holdings Inc.
Booking Holdings (NASDAQ: BKNG) is the world’s leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on X (formerly known as Twitter) @BookingHoldings.